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                                                                    Exhibit 10.1

               Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.



                                VENDOR AGREEMENT

Effective Date: March 3, 2002.
                -------------

This Vendor Agreement ("Agreement") is between:

Best Buy Co., Inc. (on behalf of its                        TiVo Inc. ("Vendor")
designated affiliates and subsidiaries)
7075 Flying Cloud Drive                        and          2160 Gold Street
Eden Prairie, MN 55344                                      Alviso, CA 95002

This Agreement is intended to set forth the terms and conditions applicable to the purchase of goods from Vendor and their distribution, marketing and resale by Best Buy Co., Inc. and its designated affiliates and subsidiaries.

1.   License To Sell Products

1.1 Appointment of Authorized Dealer. Vendor appoints Best Buy Co., Inc., and each of its designated affiliates and subsidiaries (collectively, "Dealer") as an authorized dealer. The designated affiliates and subsidiaries shall include Best Buy Stores, L.P., BestBuy.com, Inc., and Musicland Stores Corporation and its subsidiaries, or as updated from time to time upon notice to Vendor ("Affiliates").

1.2 Territory. Vendor grants Dealer an exclusive retail distribution license to distribute all hardware products Vendor sells to Dealer ("Product" or "Products"), to end-users and commercial buyers in the United States (and its territories), and other territories as agreed from time to time through Dealer's sales channels including but not limited to its present and future retail stores as outlined in the Vendor Program Agreement attached hereto, Internet web sites, distribution centers and mail order distribution centers.

2.   Pricing and Taxes

2.1 Prices. Vendor will sell the Products to Dealer at the prices then in effect on its current price list, as may be changed from time to time, or as otherwise agreed between the parties. All prices, benefits and allowances offered to Dealer shall not be less favorable than those prices, benefits or allowances extended to any other customers of Vendor. Vendor's prices do not include sales, use, excise, or similar taxes.

2.2 Taxes. The amount of any valid present or future sales, use, excise, or other similar tax that is attributable to Dealer shall be paid by Dealer; or in lieu thereof, Dealer shall provide Vendor with a tax exemption certificate acceptable to the taxing authorities.

2.3 No Minimum Purchase Requirement. There shall be no minimum purchase or inventory commitments required of Dealer and Dealer does not guaranty any particular sales volume with respect to Vendor's Products.

3.   Purchase Orders

Orders for Vendor's Products shall be initiated by electronic purchase orders submitted by Dealer and shall be binding upon the parties upon acceptance by Vendor. Vendor shall be deemed to have accepted a purchase order if Vendor fails to reject the purchase order by notifying Dealer within [*] of its receipt thereof, not including weekends and nationally recognized holidays. Dealer will provide Vendor with a rolling [ * ] forecast of anticipate orders. The parties agree to use commercially reasonable efforts to leave unchanged a similar [ * ]rolling forecast. Absent the occurrence of a Force Majeure event, purchase orders issued by Dealer cannot be canceled within [ * ] of scheduled delivery.

4.   Payment

4.1 Invoices. Vendor will send an electronic invoice to Dealer no earlier than the Product shipment date in connection with each accepted and fulfilled purchase order. Dealer will pay amounts due in each such invoice pursuant to the credit terms established by the parties, which shall be set forth in the Vendor Program Agreement attached as an addendum hereto, as further described in
Section 10. The designated credit term shall commence on the later of (a) the date Dealer receives Products at the FOB point specified in Section 5, or (b) the date Dealer is authorized to resell the applicable Products, i.e. the "street date." Payment shall not be considered late by Vendor for purposes of calculating early payment discounts if payment is sent by Dealer within one (1) week of the due date or if payment is delayed because of an indebtedness of Vendor to Dealer. No interest or other charges shall be payable by Dealer upon this Agreement, or any resulting invoice,

--------
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  Page 1 of 11

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whether claimed by reason of late payment or otherwise. All transactions must be valued and paid in United States currency.

4.2 Right to Make Offset. Dealer may offset from Vendor's invoice any indebtedness of Vendor to Dealer, whether or not related to this Agreement. Vendor agrees to not contest Dealer's deduction if Vendor fails to send a written denial thereof, including all supporting documentation, to Dealer within ninety (90) days of the date of deduction (Dealer's check date). Such written denial shall be made by Vendor by submitting notice to Dealer via Dealer's standard Dispute Control Document, available at Dealer's Vendor Extranet web site, www.extendingthereach.com

4.3 Debit Balances. If Vendor is indebted to Dealer but there is no outstanding balance due to Vendor, Vendor shall pay the amount due to Dealer via check or wire transfer in full within thirty (30) days of receipt of notification thereof from Dealer. Dealer reserves the right to charge Vendor interest at the rate of 1.5% per month for any debit balance not paid within such time. If the amount in question is disputed, the parties agree to work in good faith to reconcile the matter so that payment to Dealer of any undisputed amount will be made within sixty (60) days of Dealer's original notice to Vendor. In no event shall Dealer be obligated to take a credit against future purchases.

4.4 Purchase Agents. Vendor will submit its invoices in the format and to the locations/entities designated by Dealer. Vendor understands that Dealer may utilize one or more purchasing agents to initially assume title to all Products, process invoices, and pay applicable taxes. All such purchase transactions shall be governed exclusively by the terms and conditions of this Agreement and Best Buy Co., Inc. hereby guarantees the performance required of any such purchasing agent.

5.   Shipping

5.1 Shipping Terms: The parties hereby agree to the ground shipment terms selected below:

[X]  FOB Destination, Freight Prepaid by Vendor. Vendor shall be responsible for
     ------------------------------------------
     carrier selection and routing instructions. Vendor shall pay all costs and expenses incurred prior to the FOB point, including without limitation, insurance, freight, and any notification, sort and segregation charges. Title and risk of loss passes upon delivery at the destination specified by Dealer, which may include but is not limited to its stores, distribution centers, and third-party fulfillment providers. Vendor is encouraged to utilize Dealer's preferred carriers to improve on-time performance, minimize transit times and reduce the need for expedited shipments.

[ ]  FOB Origin, Freight Collect and Allowed. Dealer shall be responsible for
     ---------------------------------------
     carrier selection, routing instructions and pick-up appointments at Vendor's domestic origin facility. In addition, Dealer is responsible for carrier freight payments, submitting freight claims for loss and damage, scheduling appointments at destination, and tracking and tracing freight in transit. Title and risk of loss passes upon delivery at Vendor's domestic origin shipping dock. Vendor agrees to have Products in ship-ready condition on the ship date specified in the applicable purchase order and provide forty-eight (48) hour notice of pick-up request to Dealer for truckload shipments and twenty-four (24) hour notice of pick-up request to Dealer for less-than-truckload shipments. The attached Collaborative Transportation Agreement, as amended from time to time by the parties, if applicable, contains additional terms that define the parties' responsibilities under this shipping arrangement.

5.2 Time is of the Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT WITH RESPECT TO THE SPECIFIED DATES FOR SHIPMENT OF PRODUCT; provided that the parties will work together to mitigate any damages or adverse effects caused by any shipment delays.

5.3 Expedited Shipments. Vendor will pay any additional freight expenses incurred in connection with an expedited shipment arising from a shipment delay or other cause attributable to Vendor.

5.4 Other Charges. Any charges related to special requests of Vendor to carrier, including loading assistance, detention, or any other instructions, prior to title passage, shall be the responsibility of the Vendor.

5.5 Direct Import Addendum. Terms relating to Products that are imported by Best Buy, if applicable, are set forth in the attached Direct Import Addendum, which is incorporated herein by reference.

6.   Price Protection; Notice of Price Increases

6.1 Price Protection. If Vendor issues a price decrease to the Products (a) the lower price shall be reflected on Vendor's invoice with respect to any price decrease that occurs prior to shipment and (b) Dealer will receive price protection credit with respect to Dealer's on-hand inventory existing on the effective date of the price decrease, which shall include Product wherever located (e.g., inventory located in stores, warehouses, return centers and Product in transit between these locations or from Vendor to Dealer). Dealer will submit a cost adjustment claim to Vendor that is supported by documentation that reflects Dealer's inventory records of Product subject to price protection credit.

6.2 Notice of Price Increases. Except as otherwise agreed, Vendor must give Dealer ninety (90) days prior written notice to Dealer of the effective date of any price increases. A price increase will not affect Dealer's cost on a purchase order accepted by Vendor prior to the

                                  Page 2 of 11

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effective date of such price increase.

7.   Returns

7.1 Return Rights. Dealer shall have the right to return at Vendor's expense, and for full credit or refund of Dealer's cost, any Products (a) against which a legitimate and credible allegation is made against Dealer that the use of such Products infringes on any patent, trademark, trade secret, copyright, right of privacy or publicity, or any other tangible or intangible proprietary or intellectual property right; (b) that are not manufactured, packaged, or labeled in accordance with industry standards and/or all applicable laws, ordinances, rules, and regulations; (c) that are shipped in error or in non-conformance with Dealer's purchase order; (d) that have caused injury to person or property; or
(e) that are damaged or defective.

7.2 Defective Products. For the purposes of this Agreement, the term "defective" shall include Product that is visually or operationally defective and Product that has been returned by a customer in accordance with Dealer's end-user return policy. Dealer's end-user return policy allows for the return of most Products with or without cause for a specified period after purchase, regardless of whether the Product packaging has been opened or whether the Product is actually defective.

7.3 Return Authorizations. If a Vendor return authorization is first required by either party prior to Dealer's return of Product to Vendor, Vendor agrees to provide such return authorization to Dealer within forty-eight (48) hours of Dealer's request. Vendor shall allow delivery of return Product as of the day the return authorization is issued to Dealer. If Vendor requires that Dealer make an appointment to deliver returned Product, such appointment will be provided by Vendor within three (3) days of the carrier's expected arrival time. If Vendor receives Product from Dealer that Vendor believes is non-returnable, Vendor will return such Product to Dealer's originating Product returns location within ninety (90) days of Vendor's determination and the shipment cartons must reference the original return shipment's return authorization or return-to-vendor number. Product returned to Vendor shall be delivered in their original, undamaged containers, except that Vendor shall not consider a container with a removed UPC to be damaged for purposes of calculating the return credit if such UPC was removed by an end-user in connection with a Vendor-sponsored rebate offer.

7.4 Additional Return Rights. Additional or different return rights may be specified in a Vendor Program Agreement (e.g., stock-balancing, defective allowances) as further described in Section 10. If the parties agree to a defective allowance, such allowance will replace Dealer's right to return defective Products as provided herein, except that if the actual defective rate for a particular Product exceeds the applicable allowance, Dealer may either adjust the allowance accordingly or return the excess defective Product to Vendor for full credit or refund. A defective allowance shall have no effect upon Dealer's return rights as otherwise provided in this Agreement.

7.5 Warranty Returns; Appointment of Authorized Return Center. Vendor appoints Dealer as an "Authorized Return Center" for the return by end-users of those Products under a manufacturer's warranty. Except as may otherwise be agreed in a comprehensive Product Service Agreement, which shall be an addendum hereto as further described in Section 11, Dealer will (a) receive the in-warranty Product from the end-user, (b) provide the end-user with an in-store credit ("In-Store Credit"), and (c) send the end-user's defective Product to Vendor after receiving Vendor's return authorization, if required. The appointment of Dealer as an Authorized Return Center is non-exclusive and shall include all present and future Dealer locations which Dealer designates to accept the Product returns. This appointment of Dealer as an Authorized Return Center shall survive the expiration or termination of this Agreement to the extent necessary to satisfy end-user warranty requests.

8.   Discontinued Product

A "Discontinued Product" means any Product that Vendor has stopped manufacturing or any Product that undergoes a change in appearance or packaging. Vendor agrees to provide Dealer with at least ninety (90) days advance written notice of the occurrence of a Discontinued Product, or as soon as possible in the event that the discontinuance is caused by actions taken by a component part supplier of Vendor. Upon notice of such Discontinued Product, Dealer may, without penalty or liability, cancel any outstanding purchase orders pertaining to the Discontinued Product. With respect to Dealer's existing inventory of Discontinued Product, Dealer may, in its sole discretion, either return such Discontinued Product at any time to Vendor for full credit or refund, or Vendor and Dealer shall negotiate a cost markdown of such existing inventory.

9.   Vendor Performance and Operations Standards

Other terms that are relevant to doing business with a particular operating division of Dealer or Affiliate may be found in the Vendor Performance and Operations Standards, which is a part of this Agreement and incorporated herein by reference. The Vendor Performance and Operations Standards may be accessed at Dealer's Vendor Extranet web site, www.extendingthereach.com The Vendor Performance and Operations Standards includes but is not limited to information concerning Electronic Data Interchange (EDI), Shipping and Routing Guides and the Shipping Performance Management Program, all of which may be updated from time to time by Dealer upon notice to Vendor.

10.  Vendor Program Agreement

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Dealer and Vendor may agree upon certain business terms from time to time concerning matters such as Products, pricing, market development/cooperative advertising/merchandising funds, invoice credit terms, stock rotation, volume rebates, new store allowances, etc. Such terms shall be contained in one or more Vendor Program Agreements, which shall be considered an addendum hereto, as amended from time to time by the parties. In the event of conflict between business terms of any Vendor Program Agreement and this Agreement, the business terms contained in such Vendor Program Agreement will control.

11.  Product Service and Warranty Repairs

Dealer is committed to meeting its customers' high expectations concerning post-sale service and warranty repairs. A comprehensive Product Service Agreement between the parties may be necessary to ensure customer satisfaction. If applicable, the attached Product Service Agreement controls the servicing and warranty repairs of the Products and must be executed by both parties prior to or simultaneous with the execution of this Agreement.

12.  Trademarks; Vendor-Provided Content

12.1 Trademark Use. Vendor grants Dealer a license to use, exhibit, excerpt, reproduce, publish, publicly perform and transmit via the Internet and otherwise use all trade names, trademarks, and service marks associated with the Products to promote and sell the Products. This Agreement does not grant Vendor any right or license to use Dealer's trade names, trademarks or service marks, promotional material, copy, graphics, themes, strategies, inventions, program, and files without first obtaining Dealer's express written approval. Dealer agrees to comply with Vendor's trademark usage guidelines that are attached hereto, as may be modified from time to time; provided that Vendor shall give Dealer ninety
(90) days notice of any material modification to such guidelines and Dealer and Vendor shall negotiate in good faith, a commercially reasonable amount of time for Dealer to implement such changes. Notwithstanding the foregoing, if any modification by Vendor is likely to result in a significant adverse or detrimental economic impact on Dealer, Dealer will not be required to implement such modification while such impact exists. Vendor has and shall retain exclusive ownership of Vendor's marks. Neither Dealer nor its affiliates shall contest or challenge or do anything inconsistent with, Vendors exclusive ownership of Vendors marks.

12.2 Vendor Content. Vendor may provide to Dealer, without limitation, Product specifications, images, and other textual, graphical and/ or multimedia content regarding the Products for use in preparing advertising and promotional material ("Vendor Content"). Subject to any limitations which Vendor previously communicated to Dealer in writing. Vendor hereby grants Dealer a license to use, exhibit, excerpt, reformat, modify, reproduce, publish, publicly perform and transmit via the Internet and otherwise use such Vendor Content for the purpose of advertising and promoting the Products.

12.3 Use After Termination. Upon termination of this Agreement, Dealer may continue to advertise and promote the Products, using the Vendor's trade names, trademarks, service marks and Vendor Content until inventory depletion.

13.  Confidentiality

This Agreement and any information marked as confidential or, regardless of form (written/electronic/oral) or marking, is of the nature that a reasonable person would understand its owner would not want it disclosed to the public will be considered to be Confidential Information. Further, Confidential Information shall also include (a) any document or data transaction between the parties; (b) matters of a technical nature such as trade secret processes or devices, know-how, data, formulas, inventions (whether or not patentable or copyrighted), specifications and characteristics of products or services planned or being developed, and research subjects, methods and results, (c) matters of a business nature such as information about costs, profits, pricing, policies, markets, sales, suppliers, customers (e.g., names and addresses), product plans, and marketing concepts, plans or strategies, (d) matters relating to project initiatives and designs, (e) matters of a human resources nature such as employment policies and practices, personnel, including individual names, addresses, and telephone numbers; compensation and employee benefits, (f) other information of a similar nature not generally disclosed to the public. Each party agrees not to disclose Confidential Information except to employees, or a third party subject to a similar confidentiality agreement, which have a need to know to perform their responsibilities. Each party agrees to take at least the same precautions to protect Confidential Information as such party would utilize to ensure the protection, confidentiality and security of its own confidential information. Each Party, at it's own expense, will properly use security procedures which are reasonably sufficient to ensure that all transmissions of documents are authorized and to protect its business records and data from improper access. Confidential Information shall not include any information which (a) is or becomes generally known or available through no act or failure to act by the receiving party; (b) is already known by the receiving party as evidenced by its written records; (c) is hereafter rightfully furnished to the receiving party by a third party without restriction on disclosure; or (d) is disclosed in response to a valid order by a court or other governmental body, or pursuant to the rules and regulations of any stock exchange or stock association in which the securities of the receiving party may be traded from time to time, provided that the receiving party provides the disclosing party with prior written notice of such disclosure as soon as reasonably possible in order to permit the disclosing party to seek confidential treatment of such information. Upon the expiration or earlier termination of this Agreement, a party may, in writing, request either the prompt return or destruction, and a written certification of such destruction, of any Confidential Information provided to the other party. Each party further acknowledges that monetary damages may not alone be a sufficient remedy for unauthorized disclosure of Confidential Information and that the non-disclosing party shall be entitled to seek all remedies and damages available in law and equity, including but not limited to such injunctive relief as may be deemed proper by a court of competent jurisdiction.

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14.  Additional Obligations of Vendor

14.1 Product Materials. Vendor shall provide to Dealer, at no charge, adequate copies of any marketing and technical information, service manuals, detailed Product specifications, end-user warranties and other Product data and materials.

14.2 Training. Vendor will assist with the training of Dealer personnel on Dealer's premises as reasonably necessary to ensure that Dealer's sales and service personnel will be adequately knowledgeable with respect to the Products.

14.3 Product Samples. If requested, Vendor must deliver ten functioning Product samples with lifetime service enabled, and two non-functioning Product Samples on a timely basis and at no cost to Dealer.

14.4 Compliance with Laws. Vendor shall notify Dealer within ten (10) days regarding the existence and nature of Vendor's knowledge of any possible material non-compliance with applicable laws, or its notice of a claim from a consumer (which, individually or in the aggregate, may reasonably be expected to result in material liability to Vendor and/or Dealer) that a Product is defective or does not comply with all applicable laws.

15.  Representations and Warranties

15.1 Vendor's Representations and Warranties. Vendor represents and warrants to Dealer that (a) it has the authority to enter into this Agreement and to sell the Products to Dealer, free and clear of all liens, charges, encumbrances, or other restrictions, and that the persons signing this Agreement on behalf of Vendor are authorized to sign; (b) the Products shall be free from defects in material and workmanship, and shall be fit and safe for the use(s) normally and reasonably intended; (c) the Products are of merchantable quality and shall perform in conformance with specifications and Vendor samples; (d) it will provide a manufacturer's warranty to end-users of the Products that is generally consistent with or superior to industry standards; (e) it will comply with all applicable federal, state, and local laws and regulations in performing its obligations under this Agreement, including but not limited to laws and regulations pertaining to product design, manufacture, packaging and labeling and, if applicable, importation and the Foreign Corrupt Practices Act; and (f) the Products are not produced, manufactured, assembled or packaged by the use of forced labor, prison labor or forced or illegal child labor and that the Products were not trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions or for the purpose of avoiding compliance with forced labor, prison labor or child labor laws.

15.2 Dealer's Representations and Warranties. Dealer represents and warrants to Vendor that (a) it has the authority to enter into this Agreement, and that the persons signing this Agreement on behalf of Dealer are authorized to sign; (b) it will comply with all applicable federal, state, and local laws; (c) it will exert commercially reasonable efforts to promote and sell the Products consistent with Dealer's sales, marketing and merchandising plans, as may be amended from time to time in Dealer's sole and absolute discretion, and (d) it will not make false or misleading representations about the product.

16.  Term and Termination

16.1 Term. This Agreement will be effective for an initial term commencing on the Effective Date hereof and ending on February 1, 2003, or unless sooner terminated as provided herein.

16.2 Termination. Either party may terminate this Agreement at any time without cause upon sixty (60) days written notice to the other party. In the event a party is in material breach of this Agreement, this Agreement may be terminated immediately by the non-breaching party, provided that notice describing the breach has been provided to the breaching party and the breaching party has failed to cure such breach within thirty (30) days of its receipt thereof.

16.3 Events on Termination.

     (a) Without Cause. Upon expiration or the termination of this Agreement without cause, the parties shall agree to either (i) completion by Dealer of sell-through of the remaining Product inventory; or (ii) return of the remaining Product inventory to Vendor, for which Dealer shall receive a refund, at cost, less one-half (1/2) of the return freight expenses.

     (b) For Cause. Upon termination of this Agreement for cause, the parties shall agree to either (i) completion by Dealer of sell-through of the remaining Product inventory; or (ii) return of the remaining Product inventory to Vendor at the breaching party's expense, and Dealer shall receive a refund at cost for all returned Products.

17.  Indemnification

Vendor will indemnify, defend, and hold Dealer, its parent, affiliates, agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs and expenses arising from or in connection with (a) Vendor's breach of this Agreement, including but limited to its representations and warranties; (b) acts or omissions of Vendor relating to the Products which includes, but is not limited to claims that the Products, or use thereof, caused personal injury, death, or real or personal property damage; (c) a Product recall, whether initiated by

                                  Page 5 of 11

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Vendor or a valid order by a court or other governmental body; (d) claims that the Products or any Vendor Content infringe, misappropriate or injure a third party's intellectual property or proprietary rights; (e) false or misleading Product specifications or other Vendor Content provided to Dealer to promote and sell the Products; and (f) Vendor's failure to promptly perform its obligations in connection with a manufacturer's rebate offer. Dealer agrees to give Vendor prompt written notice of any claims, to tender the defense to Vendor, and to grant Vendor the right to control settlement and resolution. Vendor agrees to pay all costs of liability, settlement and defense, including reasonable attorney fees and costs.

If Vendor receives written notice of an alleged infringement or believes that a Claim of infringement if likely, Vendor may, at its sole option and expense: (i) procure for Dealer the right to continue to use Vendor's Product at Vendor's sole expense; (ii) modify Vendor's Product so that it no longer infringes; (iii) replace the infringing portion of Vendor's Product with material that does not infringe; or (iv) terminate this Agreement.

Dealer will indemnify, defend, and hold Vendor, its parent, affiliates, agents and employees harmless from and against any and all claims, actions, liabilities, losses, costs and expenses arising from or in connection with Dealer's breach of this Agreement, including false or misleading statements made by Dealer about Vendor's Product. Vendor agrees to give Dealer prompt written notice of any such claims, to tender the defense to Dealer, cooperate fully with any investigative or other requests, and to grant Dealer the right to control settlement and resolution. Dealer agrees to pay all costs finally awarded by a court of competent jurisdiction or agreed in a settlement of any such Claim, including reasonable attorney fees and costs.

18.  Insurance

Vendor agrees to procure and maintain a minimum amount of $5,000,000 of appropriate insurance against the types of claims for which Vendor has agreed to indemnify Best Buy, to name BEST BUY CO., INC., ITS SUBSIDIARIES & AFFILIATES as an Additional Insured, and to supply Best Buy with a Certificate of Insurance that names BEST BUY CO., INC. ITS SUBSIDIARIES & AFFILIATES as an Additional Insured, and which also provides that such insurance will not be canceled or changed unless at least thirty (30) days prior written notice has been given to Dealer of such changes. Dealer does not represent or warrant that the coverage of insurance specified herein is sufficient or adequate to protect Vendor's interests or liabilities. If Vendor fails to procure or at any time fails to maintain insurance as required by this section, Dealer may immediately terminate this Agreement.

19.  Assignment

19.1 Assignment. This Agreement may not be assigned by either party without first obtaining the other party's express written consent, which consent shall not be unreasonably withheld; provided, however, that Dealer may assign this Agreement, without obtaining Vendor's express written consent, to (a) a successor corporation resulting from a merger, consolidation, or non-bankruptcy consolidation or to a purchaser of all or substantially all of Dealer's assets or a majority, or controlling interest in Dealer's voting stock, provided that the purchaser's net worth at the time of purchase is equal to or greater than that of Dealer, and further provided that the purchaser is not a competitor of Vendor; and (b) a present or future subsidiary or affiliate. Any attempted assignment in violation of this Agreement shall be null and void.

19.2 Assignment of Accounts Receivable. If Vendor assigns payments to an assignee/factor, Vendor understands and agrees that Vendor and the assignee/factor will be required to sign Dealer's standard acknowledgment form to assure Dealer that the assignee/factor understands the rights and obligations being assigned, including the right of Dealer to make offsets.

20.  Audit Rights; Claims

20.1 Audit Rights. Each party shall have the right to, upon reasonable prior written notice and at reasonable times during regular business hours, audit the other party to assure compliance with the terms and conditions of this Agreement. If the audit reveals that a party is not performing in material compliance with the terms of this Agreement, then, in addition to any other legal and equitable rights and remedies available, the party not in compliance shall reimburse the other for the reasonable costs of the audit.

20.2 Claims. Except as otherwise provided in this Agreement, claims by either party, however asserted, shall be commenced within two (2) years from the date the cause of action accrues.

21.  Conflict of Interest and Code of Conduct Policies

Vendor agrees to respect and abide by Dealer's conflict of interest and code of conduct policies, which may be provided to Vendor periodically and amended from time to time by Dealer. Vendor should contact Dealer's Open Line (1-800-520-1132) for information concerning Dealer's policies and to discuss any ethical or conduct concerns that they may have as a result of their contact with Dealer personnel. Vendor understands and acknowledges that Dealer's conflict of interest and code of conduct policies address Vendor-paid travel, gifts and gratuities, offering and accepting bribes, family members and close personal relationships involving employees of both parties, personal investments in the other party, Vendor-sponsored charitable and other events, Vendor product samples, Vendor promotional copies,

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direct personal purchases from Vendors by Dealer employees, and awards, incentives and other spiffs from vendors. Vendor agrees to avoid conflict of interest situations with Dealer, to deal at arms length with Dealer, and to contact Dealer's Open Line to address Vendor's concerns. Dealer similarly agrees to abide by Vendor's policies concerning these subject matters.

22.  Force Majeure

Neither party shall be in breach of this Agreement solely due to causes beyond the control and without the fault or negligence of such party. Such causes may include, but are not restricted to, acts of God or of a public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, power failure, or failure of the U.S. postal system, but in every case the failure to perform must be beyond the control and without fault or negligence of the party failing to perform. Each party must inform the other of any Force Majeure event within five (5) business days of its occurrence.

23.  Notices

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered or mailed by either registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service, receipt confirmed. In the case of notices via first-class mail or courier service, notices shall be deemed effective upon the date of receipt. Notices shall be addressed to the parties as set forth below, unless either party notifies the other of a change of address, in which case the latest noticed address shall be used:

Notices To Vendor:                                                  Notices To Dealer:
------------------                                                  ------------------
TiVo Inc.                                                           Best Buy Co., Inc.
2160 Gold Street                                                    7075 Flying Cloud Drive
Alviso, CA 95002                                                    Eden Prairie, MN 55344
Attn: Senior Vice President & General Manager, TiVo Service         Attn: Senior Vice President, Merchandising
Copy To: Vice President, Marketing & Sales                          Copy To: Senior Buyer,
                                                                                           ---------------------------
Copy To: General Counsel                                            Copy To: General Counsel, Legal Department

24.  General

24.1 Relationship of the Parties. The relationship between the parties shall be that of independent contractor. Nothing herein shall be construed as creating or constituting the relationship of employer/employee, franchiser/franchisee, principal/agent, partnership, or joint venture between the parties.

24.2 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Minnesota. Vendor and Dealer expressly consent and submit to the exclusive jurisdiction of the state and federal district courts located in Minneapolis, Minnesota.

24.3 Enforceability. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision shall be more narrowly and equitably construed so that it becomes legal and enforceable, and the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect.

24.4 No Waiver. Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof. Neither party will be deemed, by any act or omission, to have waived any of its right or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any other right or remedy, or as to a subsequent event.

24.5 Counterparts and Electronics Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other "electronic signature" (as defined in the Electronic Signatures in Global and National Commerce Act of 2000) in a manner agreed upon by the parties hereto.

24.6 Entire Agreement; Amendments. This Agreement, including any addenda or exhibits attached hereto, contains the entire Agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, negotiations and oral understandings, if any, and may not be amended, supplemented, or modified in any way, except by an amendment in writing and signed by authorized representatives of the parties hereto. No amendment shall be effected by the acknowledgement or acceptance of a purchase order, invoice, or other forms stipulating additional or different terms. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors, assigns, heirs, executors, administrators, trustees and legal representatives.

24.7 Reservation of Rights. Duties and obligations imposed by this Agreement and rights and remedies available hereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law except as otherwise provided herein. In particular, the rights and remedies available to Dealer under the Uniform Commercial Code are specifically incorporated herein. When Dealer has exercised the right to reject a nonconforming shipment or elected to return Product to Vendor as provided herein, Vendor shall not have the right to cure improper tender which might otherwise be available under law.

24.8 Headings. Headings used in this Agreement are for the purposes of convenience only and shall not affect the legal interpretation of this Agreement.

24.9 Draftsmanship. Each of the parties hereto has been represented by its own counsel. In the event of a dispute, no provision of this Agreement shall be construed in favor of one party and against the other by reason of the draftsmanship of this Agreement.

24.10 Survival. The expiration or termination of this Agreement shall not terminate vested rights of either party from any liabilities or obligations incurred under this Agreement prior to or which by their nature are intended to survive expiration or termination, including but not limited to provisions relating to confidentiality, indemnification, returns, and proprietary rights.

Addenda (check if applicable)

Each checked Addendum is hereby incorporated into and made a part of this
Agreement:

[X] Vendor Program Agreement                      [ ] Configure to Order Agreement

[ ] Product Service Agreement                     [ ] Consignment Agreement

[X] Certificate of Insurance                      [ ] Collaborative Transportation Agreement

[X] Vendor Performance and Operations Standards   [ ] Direct Import Addendum
    (available at www.extendingthereach.com)

IN WITNESS WHEREOF, this Agreement is made effective as of the date first written above.

BEST BUY CO., INC.                                            TiVo Inc.
(on behalf of its Affiliates)
Authorized Officer:        /s/ Pete Bosse                     Authorized Officer:       /s/ Brodie Keast
                    ---------------------------------                            ----------------------------------
                           (Signature)                                                           (Signature)

Name:             Pete Bosse                                  Name:             Brodie Keast
      -----------------------------------------------               -----------------------------------------------
                           (Please Print)                                               (Please Print)

Title:            VP/GM Digital Solutions                     Title:            SVP & GM TiVo Service Business
       ----------------------------------------------                ----------------------------------------------

Date:             02/28/02                                    Date:             02/25/02
      -----------------------------------------------               -----------------------------------------------

                            VENDOR PROGRAM AGREEMENT
                            ------------------------

Capitalized terms used without definition herein shall have the respective meanings assigned to them in that certain Vendor Agreement dated March 3, 2002, by and between TiVo Inc. ("Vendor"), Best Buy Co., Inc. ("Best Buy") and Best Buy Purchasing LLC (the "Vendor Agreement"). To the extent the terms and conditions set forth in this Vendor Program Agreement (the "VPA") conflict, or are inconsistent with, the terms and conditions of the Vendor Agreement, the terms and conditions set forth in this VPA shall govern.

Dealer initially will limit distribution of Vendor's Product to Best Buy Stores, L.P. and BestBuy.com. Expansion to other distribution outlets such as Musicland Stores Corporation will be mutually agreed upon between Dealer and Vendor.

1. Vendor shall deliver Digital Video Recorder or Recording ("DVR") devices ready for activation. Dealer shall be entitled to a residual for each DVR purchased from Vendor pursuant to the Vendor Agreement and sold by Dealer to a customer who subsequently subscribes to the TiVo Service (Subscriber). The amount of such residual shall be [*]such other amount as otherwise provided below, (the "Residuals"). Vendor shall make payment of Residuals on a monthly basis in arrears, such payment will be delivered to Dealer within thirty (30) days after the end of the applicable month. Accompanying the payment will be an electronic file in a format agreed upon by the parties containing information sufficient to substantiate the Residual amounts. The Residuals for a Subscriber shall continue; in the case of a Lifetime Subscriber for a period of [ * ]; or in the case of a Monthly subscriber until termination of its subscription to the TiVo service on the DVR purchased from Vendor under this Agreement. Lifetime Subscribers are those Subscribers who have opted to pay for a subscription to the TiVo service for the lifetime of the particular DVR purchased from Vendor in lump sum at the then current rate ("Lifetime Subscriber"). Monthly Subscribers are those Subscribers who pay for a subscription to the TiVo service on a month-to-month basis ("Monthly Subscriber"). The Residuals may be altered based upon a good faith negotiation occurring on each six month anniversary of the signing of this Agreement ("Residual Adjustment").

2. a. Subject to Vendor's right to change Product prices upon ninety (90) days advanced written notice to Dealer, Vendor shall sell the following products, and Dealer shall purchase such products at the following costs:

Product Description          Purchase Order Cost       Minimum Advertised Price
TiVo Series2, 60-hour        [*]                       [*]
DVR--Model:  [*]

   b. Payment terms for the TiVo Series2, 60-hour DVR Model [*] (the "Devices") will be net 45 days from receipt of goods.

   c. Vendor may at its discretion change prices for the TiVo service upon 45 days written notice to Dealer. Provided however that Vendor agrees to compensate dealer for any additional expenses associated with retracting incorrect information or producing new material associated with the new pricing.

   d. Excluding [*] and [*], all [*] and [*] offered to Dealer with respect to the Devices [*] or [*] by [*] to [*] customers. [*] customers shall exclude OEM, CE customers, Vendor licensees, cable operators, satellite operators and other [*] entities and their customers.

3. Device Exclusivity. During the original term of this agreement Dealer will be the exclusive retail distributor of the Model [*] DVR. Dealer agrees that unless and until notice is given to Vendor as provided below the Model [*] DVR will be the only stand-alone DVR with Electronic Program Guide ("EPG") based service sold by Dealer. Dealer agrees to provide Vendor with [*] days advanced written notice prior to Dealer making any other stand-alone DVR with EPG available for retail sale. Upon such notice Vendor has the right to terminate Dealers exclusive distribution rights.

4. a. Vendor shall provide Dealer with Market Development Funds ("MDF") of up to [*] as follows. [*] within fifteen (15) days of the execution of this agreement, [*] on [*], 2002, [*] on [*], 2002, and [*] on [*], 2002. The parties acknowledge that, unless Vendor agrees otherwise pursuant to Section 4(b), the MDF Budget shall be sufficient to reimburse Dealer for all costs and expenses associated with marketing the Devices in the approximate minimum equivalent of [*] in the Best Buy Sunday circular.

   b. Not less than [*] days prior to the end of each quarter during the term of this Agreement, Dealer shall deliver to Vendor its marketing plan for the Devices for the following quarter (the "Marketing Plan"). The Marketing Plan shall set forth (i) the proposed frequency of such advertising, and (ii) the estimated total amount of MDF to be expended by Vendor in connection with the proposed advertising and marketing efforts during such quarter. Unless agreed otherwise Vendor is not responsible for any marketing or advertising expense which exceeds the Vendor's MDF budget. Provided however in the event that Vendor fails to pay such MDF as provided above Dealer is not required to expend any resources or money in the marketing or advertising of the Products or the TiVo service.

----------
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     c. Dealer will also make available opportunities for: the incorporation of TiVo specific content into [*] bestbuy.com, updates of standard in-store signage, inclusion of Vendor Devices and the TiVo service in the Best Buy [*], and the incorporation of Vendor Devices and the TiVo service in the Best Buy[*].

5. In addition to the [*] outlined above, Vendor agrees to [*] the following [*] support:

     >>   [*] Best Buy [*] of [*] on [*], including [*] package in CQ1.

     >>   [*] Best Buy [*] on [*] advertising.

     >>   [*] marketing including up to [*] Minutes per [*] in [*]

     >>   Best Buy [*] promotions.

     >>   E-mail campaigns.

     >>   [*] messages.

6. For those [*] Devices under this Agreement, Dealer will use commercially reasonable efforts to [*] to [*] as [*]at [*]. The [*] at[*] is [*] into [*] and [*] to Vendor according to Dealers then current practices. [*] may not be [*] in a [*] with the [*] and applicable [*]. During the term of this Agreement or any subsequent renewal, neither party may [*] in any way that would tend to harm or disadvantage the other party. Subject to mutual agreement, [*] may be used for either joint or independent [*] initiatives. Notwithstanding anything to the contrary in this agreement Dealer will not be restricted or encumbered in any fashion from marketing as in the ordinary course of business.

7. For the purposes of this VPA, any of Dealer's customers purchasing a DVR from Dealer shall be referred to as a "Subscriber". Vendor and the Subscriber, exclusively, shall set the terms and conditions that govern the provisioning of the TiVo service by Vendor to Subscriber's DVR, and Vendor reserves the right, in its sole discretion, to refuse to provide service to Subscriber(s). With respect to the provisioning of such service, such Subscriber shall be deemed in privity of contract with Vendor.

8. The parties agree to issue a mutually agreeable joint press release announcing this agreement within a reasonable period after the execution of this agreement.

9. Nothing in this VPA or the Agreement shall restrict Dealer in anyway with respect to the use of information gathered by Dealer from its customers in the regular course of business.

10. Dealer will make commercially reasonable efforts to minimize [*] to Vendor. Such efforts shall include:

    a. Point of sale messaging, including in-store signage and brochures, that the [*] a [*] to the [*] and [*] to a [*] for the use normally and reasonably intended;
    b. A disclaimer on [*] sales [*] for the [*] of the [*] informing the customer that the [*] a [*] to the [*] and a [*] to a [*] for the use normally and reasonably intended;
    c. At point of purchase, Dealer will offer each customer a [*] option; Dealer will provide training on [*] and a checklist (i.e. why are you [*] this product?) to [*]; and
    d. Provided that Vendor reinstates [*] program, Dealer will support [*] program.

11. Except for Vendor's obligation to pay Residuals to Dealer for DVR Devices purchased from Vendor through the date of termination of the Vendor Agreement, Dealer and Vendor's obligations under this Vendor Program Agreement will cease upon termination of the Vendor Agreement.

----------
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.